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                                                                    Exhibit 99.1

     SPEEDUS.COM Acquires SPEEDIA.COM, A Leading Wireless Web Application Service Provider

     July 5, 2000 - New York, New York

     SPEEDUS.COM, Inc. (NASDAQ: SPDE) today announced that it has purchased the remaining 55% interest in wireless application service provider, SPEEDIA.COM that it does not already own. SPEEDUS.COM issued 950,000 shares of its Common Stock to SPEEDIA.COM'S selling shareholders, TIS Worldwide, Inc. and Daniel Doyon. Additional shares will be issued if the previously announced VisionStar transaction is not consumated within 12 months. SPEEDIA.COM has become a wholly owned subsidiary of SPEEDUS.COM.

     SPEEDIA.COM currently supplies wireless web and unified messaging mobile device services globally and has announced contracts to provide mobile information services to Metrocall, Inc. (NASDAQ: MCLL), BellSouth Wireless Data, L.P., and iGo Corporation (NASDAQ: IGOC). SPEEDIA.COM is a member of Wireless Application Protocol (WAP) Forum, the Palm Developers Program and the PHONE.COM Alliance Program. SPEEDIA.COM also provides mobile services directly to consumers from its portal located www.speedia.com.

     SPEEDIA.COM operates a flexible and highly scalable wireless web application service technology with an experienced technical team that enables them to deliver powerful mobile solutions. This wireless web technology is scalable to millions of simultaneous mobile data and commerce transactions. SPEEDIA.COM efficiently addresses the needs of end-customers, along with the co-branded portal market segment and the wireless vertical applications market segment. Additionally, SPEEDIA.COM's flexible core technology can adapt to emerging popular mobile devices and standards.

     SPEEDIA.COM's end-to-end platform choice is Sun Microsystems Enterprise-class servers and Oracle 8i database software. SPEEDIA.COM has also developed proprietary data agent technology, based on XML, to create interactive mobile applications that can address a wide range of devices from traditional web browsers to Palm Pilots, RIM pagers, WAP mobile phones and voice mail.

     Under the terms of the agreement, an additional 150,000 shares will be issued to the SPEEDIA.COM selling shareholders in the event that SPEEDUS.COM does not accept the offer made by its Chairman and CEO, Shant S. Hovnanian, relating to VisionStar Inc., the FCC licensed Ka-band Broadband Satellite company. An additonal 150,000 shares will be issued if the SPEEDUS.COM share price does not reach $10 per share over the next nine months. Eighty percent of the SPEEDUS.COM shares initially issued are subject to lock up agreements for up to three years.

     SPEEDUS.COM is an emerging facilities-based broadband and wireless super high-speed Internet company. The Company owns and operates its SPEED411sm Portal to promote broadband high-speed Internet access on a nationwide basis. The Company's Network Operation Center (NOC) in the Brooklyn Army Terminal contains a data center with a Linux-based Internet gateway transmitter and a teleport facility with satellite down links and fiber optic backbone. SPEEDUS.COM also provides standard direct dial-up and ISDN service, as well as web hosting and e-mail.



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     Currently, the company is conducting a limited pilot program of its SPEEDsm broadband Super High-Speed Internet service. SPEED is delivered via 14 Internet Broadcast Stations operating under the Company's FCC license covering Metro New York. The Internet broadcast signal is currently not available at all locations in the license area. A full marketing effort will not commence until new LMDS equipment becomes commercially available with cost and performance that allow implementation of SPEED service on an economically attractive basis.

     SPEEDUS.COM also explores additional incubation opportunities in Internet and e-commerce companies. SPEEDUS.COM's NOC is a high-tech facility that can host new, cost-conscious Internet startups that need Internet backbone connectivity and quick ramp-up capabilities.

     For additional information on SPEEDUS.COM, Inc. and its services, please click Corporate Info at www.speedus.com or call 718.567.4300.

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     Statements contained herein that are not historical facts, including but not limited to statements about the Company's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company's sales, marketing and support efforts.

     All rights reserved. SPEEDUS.COMsm, SPEEDsm, SPEED411sm and SPEEDIAsm are service or trade marks of SPEEDUS.COM, Inc.


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